Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Second Quarter 2017 Financial Results

Domestic same store sales growth of 9.5%

International same store sales growth of 2.6%

Global net store growth of 217

Global retail sales growth of 11.8%

Diluted EPS up 34.7% to $1.32

ANN ARBOR, Michigan, July 25, 2017: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter of 2017, comprised of strong growth in same store sales, global store counts and earnings per share. Domestic same store sales grew 9.5% during the quarter versus the year-ago period, which represents the 25th consecutive quarter of positive sales momentum in the Company’s domestic business. International same store sales grew 2.6% during the quarter, marking the 94th consecutive quarter of positive international same store sales growth. The Company had global net store growth of 217 stores in the quarter, comprised of 39 net new domestic stores and 178 net new stores internationally. The Company has added 1,281 net new stores over the trailing four quarters.

Diluted EPS was $1.32 for the second quarter, which was up 34.7% over the Company’s diluted EPS in the prior year quarter. This increase resulted from solid operational results as well as a lower effective tax rate.

During the quarter, the Company’s Board of Directors declared a 46-cent per share quarterly dividend for shareholders of record as of June 15, 2017, which was paid on June 30, 2017.

“It was another outstanding quarter for our domestic business, as brand momentum, strong execution and emphasis on getting better each day continued to drive what we do,” said J. Patrick Doyle, Domino’s President and Chief Executive Officer. “While international same store sales growth was slightly under our expectations, we remain very confident in our continued ability to generate best-in-class growth, and are encouraged by the strong store growth we are seeing from our international franchisees.”

“As a work-in-progress brand, we will always remain focused on areas we can improve – but I am extremely pleased that our steady strategy, solid fundamentals and strong alignment with franchisees and operators had us well positioned to sustain success and win.”

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2017	Second Quarter of 2016	Two Fiscal Quarters of 2017	Two Fiscal Quarters of 2016
Net income	$65.7	$49.3	$128.2	$94.7
Weighted average diluted shares	49,776,821	50,459,754	49,741,794	50,846,941

Diluted earnings per share*	$1.32	$0.98	$2.58	$1.86

*	In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, (ASU 2016-09), which requires the Company to record excess tax benefits from equity-based compensation as a reduction of the provision for income taxes in the income statement, whereas they were previously recognized in equity. See the “Adoption of New Accounting Guidance” section below for additional information.

•	Revenues were up 14.8% for the second quarter versus the prior year period, due primarily to higher supply chain revenues from increased volumes. Higher same store sales and store count growth in both our domestic and international markets also contributed to the increase in revenues.

•	Net Income increased 33.5% for the second quarter versus the prior year period, primarily driven by an increase in same store sales growth and store count as well as higher supply chain volumes and lower food costs. The adoption of the new equity-based compensation accounting standard also positively impacted net income. These increases were partially offset by higher general and administrative expenses, primarily from investments in technological initiatives, as well as the negative impact of foreign currency exchange rates.

•	Diluted EPS was $1.32 for the second quarter versus $0.98 in the prior year quarter. This represents a 34-cent or 34.7% increase over the prior year quarter. This increase was driven by the increase in net income, as well as lower diluted share count, primarily as a result of the share repurchases made during the trailing four quarters.

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Domino’s Pizza: Q2 2017 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page three for additional details.

	Second Quarter of 2017		Second Quarter of 2016
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+	11.2%	+	9.1%
Domestic franchise stores	+	9.3%	+	9.8%

Domestic stores	+	9.5%	+	9.7%

International stores (excluding foreign currency impact)	+	2.6%	+	7.1%

Global retail sales growth: (versus prior year period)
Domestic stores	+	12.8%	+	11.8%
International stores	+	10.9%	+	11.5%

Total	+	11.8%	+	11.7%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+	12.8%	+	11.8%
International stores	+	15.2%	+	16.6%

Total	+	14.1%	+	14.3%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 26, 2017	395	5,004	5,399	8,601	14,000
Openings	1	42	43	201	244
Closings	—	(4)	(4)	(23)	(27)

Store count at June 18, 2017	396	5,042	5,438	8,779	14,217

Second quarter 2017 net change	1	38	39	178	217

Trailing four quarters net change	10	183	193	1,088	1,281

2017 Recapitalization

On July 24, 2017, the Company completed its recapitalization with the receipt of $1.9 billion of gross proceeds. The Company borrowed $1.6 billion of fixed rate senior secured notes and $300.0 million of floating rate senior secured notes and entered into a new $175.0 million variable funding note facility, which replaced its previous $125.0 million variable funding note facility.

The Company will use a portion of the proceeds from the recapitalization to repay the remaining $910.5 million in outstanding principal and interest under its 2012 fixed rate notes on July 27, 2017. The proceeds will also be used to pay transaction-related fees and expenses in connection with the 2017 recapitalization and to pre-fund a portion of the principal and interest payable on the 2017 notes. The Company will use the remaining proceeds for general corporate purposes. For further details, refer to the Company’s separate refinancing press release and the Company’s Form 10-Q for the quarter ended June 18, 2017.

Adoption of New Accounting Guidance

The Company adopted ASU 2016-09 in the first quarter of 2017. This standard addresses the accounting for income taxes and forfeitures and the cash flow presentation of share-based compensation. The adoption resulted in a $10.4 million decrease in our second quarter 2017 provision for income taxes, or an 11.8 percentage point decrease in our second quarter 2017 effective tax rate, due to the recognition of excess tax benefits for options exercised and the vesting of equity awards. This item positively impacted our diluted EPS by approximately 21 cents in the second quarter of 2017. Refer to the Company’s Form 10-Q for the quarter ended June 18, 2017 for additional detailed information regarding the impact of the adoption of ASU 2016-09.

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Domino’s Pizza: Q2 2017 Earnings Release, Page Three

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its second quarter 2017 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Share Repurchases

The Company did not repurchase any shares under its open market share repurchase program during the second quarter of 2017. As of June 18, 2017, the Company had a total remaining authorized amount for share repurchases of $136.4 million.

Liquidity

As of June 18, 2017, the Company had approximately:

•	$52.2 million of unrestricted cash and cash equivalents;

•	$2.18 billion in total debt; and

•	$79.3 million of available borrowings under its $125.0 million variable funding notes, net of letters of credit issued of $45.7 million. The Company has collateralized all of its letters of credit with restricted cash, and has the ability to access this cash with minimal notice.

The Company invested $25.2 million in capital expenditures during the two fiscal quarters of 2017, versus $25.0 million in the two fiscal quarters of 2016. Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $89.9 million in the two fiscal quarters of 2017.

(in thousands)	Two Fiscal Quarters of 2017
Net cash provided by operating activities	$115,086
Capital expenditures	(25,230)

Free cash flow	$89,856

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q2 2017 Earnings Release, Page Four

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 14,200 stores in over 85 international markets. Domino’s had global retail sales of nearly $10.9 billion in 2016, with more than $5.3 billion in the U.S. and more than $5.5 billion internationally. In the second quarter of 2017, Domino’s had global retail sales of more than $2.7 billion, with over $1.3 billion in the U.S. and nearly $1.4 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the second quarter of 2017. Emphasis on technology innovation helped Domino’s reach an estimated $5.6 billion in global digital sales in 2016, and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2015, Domino’s announced the design and launch of the DXP®, a purpose-built pizza delivery vehicle, as well as Piece of the Pie Rewards™, its first digital customer loyalty program.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economies of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q2 2017 Earnings Release, Page Five

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	June 18, 2017	% of Total Revenues	June 19, 2016	% of Total Revenues
Revenues:
Domestic Company-owned stores	$112,430		$97,834
Domestic franchise	82,403		69,675
Supply chain	390,104		339,259
International franchise	43,674		40,573

Total revenues	628,611	100.0%	547,341	100.0%

Cost of sales:
Domestic Company-owned stores	89,040		73,795
Supply chain	346,726		301,708

Total cost of sales	435,766	69.3%	375,503	68.6%

Operating margin	192,845	30.7%	171,838	31.4%
General and administrative	79,978	12.7%	68,137	12.4%

Income from operations	112,867	18.0%	103,701	19.0%
Interest expense, net	(24,335)	(3.9)%	(25,009)	(4.6)%

Income before provision for income taxes	88,532	14.1%	78,692	14.4%
Provision for income taxes	22,791	3.6%	29,431	5.4%

Net income	$65,741	10.5%	$49,261	9.0%

Earnings per share:
Common stock – diluted	$1.32		$0.98
Dividends declared per share	$0.46		$0.38

Domino’s Pizza: Q2 2017 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands, except per share data)	June 18, 2017	% of Total Revenues	June 19, 2016	% of Total Revenues
Revenues:
Domestic Company-owned stores	$225,975		$194,278
Domestic franchise	162,304		137,826
Supply chain	778,657		674,954
International franchise	85,892		79,459

Total revenues	1,252,828	100.0%	1,086,517	100.0%

Cost of sales:
Domestic Company-owned stores	176,224		146,550
Supply chain	689,943		600,912

Total cost of sales	866,167	69.1%	747,462	68.8%

Operating margin	386,661	30.9%	339,055	31.2%
General and administrative	157,760	12.6%	136,641	12.6%

Income from operations	228,901	18.3%	202,414	18.6%
Interest expense, net	(49,855)	(4.0)%	(50,880)	(4.7)%

Income before provision for income taxes	179,046	14.3%	151,534	13.9%
Provision for income taxes	50,836	4.1%	56,822	5.2%

Net income	$128,210	10.2%	$94,712	8.7%

Earnings per share:
Common stock – diluted	$2.58		$1.86
Dividends declared per share	$0.92		$0.76

Domino’s Pizza: Q2 2017 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	June 18, 2017	January 1, 2017
Assets
Current assets:
Cash and cash equivalents	$52,243	$42,815
Restricted cash and cash equivalents	161,685	126,496
Accounts receivable	151,641	150,369
Inventories	37,664	40,181
Advertising fund assets, restricted	116,158	118,377
Prepaid expenses and other	41,512	17,635

Total current assets	560,903	495,873
Property, plant and equipment, net	137,793	138,534
Other assets	83,101	81,888

Total assets	$781,797	$716,295

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$305	$38,887
Accounts payable	104,620	111,510
Dividends payable	22,648	619
Advertising fund liabilities	116,158	118,377
Other accrued liabilities	107,781	134,305

Total current liabilities	351,512	403,698
Long-term liabilities:
Long-term debt, less current portion	2,180,518	2,148,990
Other accrued liabilities	52,838	46,750

Total long-term liabilities	2,233,356	2,195,740
Total stockholders’ deficit	(1,803,071)	(1,883,143)

Total liabilities and stockholders’ deficit	$781,797	$716,295

Domino’s Pizza: Q2 2017 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands)	June 18, 2017	June 19, 2016
Cash flows from operating activities:
Net income	$128,210	$94,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,773	16,756
Losses on sale/disposal of assets	345	247
Amortization of debt issuance costs	2,714	3,133
Provision for deferred income taxes	3,581	1,775
Non-cash compensation expense	9,633	8,617
Other	204	16
Excess tax benefits from equity-based compensation	(16,906)	(34,852)
Changes in operating assets and liabilities	(32,468)	(20,951)

Net cash provided by operating activities	115,086	69,453
Cash flows from investing activities:
Capital expenditures	(25,230)	(25,045)
Changes in restricted cash	(35,189)	73,505
Other	519	1,861

Net cash provided by (used in) investing activities	(59,900)	50,321
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	10,000
Repayments of long-term debt and capital lease obligations	(9,766)	(39,878)
Proceeds from exercise of stock options	3,884	10,848
Excess tax benefits from equity-based compensation	—	34,852
Purchases of common stock	(12,721)	(224,139)
Tax payments for restricted stock upon vesting	(4,911)	(3,036)
Payments of common stock dividends and equivalents	(22,280)	(19,099)

Net cash used in financing activities	(45,794)	(230,452)

Effect of exchange rate changes on cash and cash equivalents	36	(466)

Change in cash and cash equivalents	9,428	(111,144)
Cash and cash equivalents, at beginning of period	42,815	133,449

Cash and cash equivalents, at end of period	$52,243	$22,305

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